EXHIBIT 99.1

R. Scott Greer Named Chairman of the Board of Sirna Therapeutics and Lutz Lingnau Appointed as New Board Member

SAN FRANCISCO, March 1, 2006 -- Sirna Therapeutics, (Nasdaq: RNAI), a leading RNAi therapeutics company, announced today the appointment of R. Scott Greer to Chairman of the Board and Lutz Lingnau as a new member of the Board of Directors.

Mr. Greer, currently a member of Sirna’s Board of Directors, will now serve as its Chairman. Mr. Greer is also Chairman of the Board of Abgenix, Inc. and Acologix, Inc., both biopharmaceutical companies. In the past, he has served on the boards of CV Therapeutics, Inc. and Illumina, Inc., as well as several private companies. After founding Abgenix in 1996, Mr. Greer served as its Chief Executive Officer until 2002. In December 2005, Abgenix announced that it had entered into a definitive agreement to sell the company to Amgen for $2.2 billion. Mr. Greer also is managing director of Numenor Ventures LLC.

“After having served on the Sirna Therapeutics Board for the past two years, I am excited to have the opportunity to sit as Chairman,” said Mr. Greer. “The company is executing well on both its business and R&D strategies and is poised to capitalize on what is likely to be one of the most important breakthroughs in human medicine -- RNAi-based therapeutics.”

Mr. Lingnau was a member of the Executive Board of Schering AG, a global pharmaceutical company. At Schering, he was responsible for their worldwide specialized therapeutics and dermatology businesses. Mr. Lingnau was also President and Chief Executive Officer of Berlex Laboratories, Inc., Schering AG’s U.S. pharmaceutical group. Mr. Lingnau is currently a member of the Supervisory Board of LANXESS AG, a global chemical manufacturing company.

Mr. Lingnau said, “I am very pleased to join the Board of Sirna Therapeutics. With world-class chemists and biologists advancing siRNAs from the lab to the clinic, Sirna is making great progress in bringing important therapeutics to the market. Sirna’s outlook is exciting and I look forward to working with Sirna’s management team in further developing their short and long-term business strategies.”

“We are pleased to have Scott take over the leadership of the Board and welcome the vast pharmaceutical experience Lutz brings to Sirna,” stated Howard W. Robin, President and CEO of Sirna. “As Sirna continues to drive multiple programs through the clinic, it is imperative for us to capitalize on the experience and expertise of individuals who have been part of similar successes in their careers. Both Scott and Lutz bring significant insight into the challenges and opportunities Sirna is likely to encounter as we become a world leader in RNAi-based therapeutics. They will undoubtedly aid us in advancing our business strategy and building shareholder value.”

“Over the past three years, the company has progressed from being a world leader in RNA chemistry and biology to being a world leader in RNAi-based therapeutics,” stated James Niedel, M.D., Ph.D., and former Chairman of the Board. “Scott’s skills and experiences will serve Sirna well as the company continues this progress by growing its capabilities, expanding its partnerships and moving more programs into the clinic. I look forward to continuing as a Sirna Director and to working with Scott and Howard as they establish RNAi as an important therapeutic modality.”

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington’s disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna-027, which has been partnered with Allergan, Inc., has demonstrated that it is safe and well tolerated with 25 of 26 patients showing visual acuity stabilization and 23% of those patients experiencing clinically significant improvement in visual acuity eight weeks after a single injection. In addition, Sirna recently announced that it has selected Sirna-AV34, a systemically delivered, optimized siRNA compound, as its candidate for advancement to human clinical testing against Hepatitis C virus. Sirna has a leading intellectual property portfolio in RNAi with 49 issued patents and over 240 pending applications worldwide. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.

Safe Harbor Statement

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. The development of Sirna-027 and Sirna-AV34 as well as Sirna’s other programs are still at a relatively early stage and subject to significant risks and unknowns. Moreover, Sirna’s ability to develop products and operate as a going concern requires significant cash to fund its operating programs. Additional risks and uncertainties include Sirna’s early stage of development and short operating history, Sirna’s history and expectation of losses and need to raise capital, the rate at which Sirna uses cash, the timing of receipt of development milestone payments from collaborating partners, Sirna’s need to obtain clinical validation and regulatory approval for products, Sirna’s need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna’s need to attract and retain qualified personnel, Sirna’s need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna’s common stock, Sirna’s concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Rebecca Galler Robison, Senior Director, Corporate Strategy of Sirna Therapeutics, Inc., 303-449-6500
Alan Zachary, McKinney Chicago, 312-944-6784 x316